Exhibit 99.1

FTD Companies, Inc. Announces First Quarter 2018 Financial Results

DOWNERS GROVE, Ill. — May 8, 2018 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the first quarter ended March 31, 2018. The Company previously announced and commented on preliminary results for the Valentine’s Day holiday period, which typically account for a substantial portion of the results for the first quarter.
John C. Walden, FTD’s President and Chief Executive Officer, commented, “I am pleased with the overall progress of the Company during the first quarter. Our financial performance was shaped by Valentine’s Day, and particularly ProFlowers and Shari’s Berries, which as previously noted ran a new media campaign during Valentine’s Day in an effort to break through in a commoditized market, and the campaign fell short. More broadly, the Company executed well across multiple fronts. FTD.com was significantly improved from negative sales trends in prior periods. The international segment experienced positive growth in the first quarter, with both Valentine’s Day and Mother’s Day in the U.K. occurring in the quarter. Our Personal Creations business continued its strong performance, and the Florist services segment generally met our expectations. With Valentine’s Day behind us, we look forward to Mother’s Day in the U.S. and to continuing our good progress on our recently introduced strategic plan to reclaim FTD’s heritage as the world’s floral innovator and leader.”

First Quarter 2018 Results
Consolidated revenues were $318.2 million for the first quarter of 2018, an increase of 0.5% compared to $316.5 million for the first quarter of 2017, primarily due to an increase in International segment revenues, partially offset by a decrease in the U.S. Consumer and Florist segment revenues. Foreign currency exchange rates had a $6.1 million favorable impact on consolidated revenues during the first quarter of 2018.
Net loss was $6.6 million for the first quarter of 2018, compared to net income of $9.0 million for the first quarter of 2017. Net loss includes pre-tax non-cash impairment charges related to other long-lived assets of $2.4 million for the first quarter of 2018.
Adjusted EBITDA was $4.9 million, or 1.5% of consolidated revenues, for the first quarter of 2018, compared to $31.1 million, or 9.8% of consolidated revenues, for the first quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Segment Results

The Company reports its business in three reportable segments: U.S. Consumer, Florist, and International. Prior to January 1, 2018, the Company reported its business in four reportable segments. As a result of a change in the segment information utilized to assess the performance of the business, the Company combined the previous Provide Commerce and Consumer segments into one reportable segment. The U.S. Consumer segment is comprised of the FTD.com, ProFlowers, Gourmet Foods, and Personal Creations businesses. To provide historical information on a basis consistent with its new reporting structure, the Company has recast certain historical segment information for the years ended December 31, 2017, 2016 and 2015 and the quarterly periods in 2017 and 2016. This information was filed with the Securities and Exchange Commission on Form 8-K today.
U.S. Consumer Segment: U.S. Consumer segment revenues for the first quarter of 2018 decreased 2.3% to $223.4 million, compared to $228.7 million for the first quarter of 2017. This decline was primarily due to a $1.76, or 3.0% decrease, in average order value to $56.13, partially offset by a 0.8% increase in order volume as compared to the first quarter of 2017. Revenues decreased 12.0%, 1.8%, and 1.5% for the ProFlowers, Gourmet Foods, and FTD.com businesses, respectively, for the first quarter of 2018 compared to prior-year quarter. Partially offsetting these decreases was a first quarter 2018 increase in revenues for the Personal Creations reporting unit of 57.6% compared to the prior-year quarter, driven in part by the shift in the timing of the Easter holiday. The U.S. Consumer segment operating loss was $8.2 million for the first quarter of 2018, compared to operating income of $19.1 million for the prior-year quarter.
Florist Segment: Florist segment revenues for the first quarter of 2018 decreased 4.9% to $44.2 million, compared to $46.5 million for the first quarter of 2017. This decrease was primarily due to a decrease in products revenues related to a planned reduction in container offerings and related pricing, partially offset by an increase in fresh flower sales. Average revenues per member increased 1.0% to $4,180 for the first quarter of 2018, compared to $4,140 for the prior-year quarter. Florist segment operating income was $12.3 million, or 27.7% of segment revenues, for the first quarter of 2018, compared to $14.0 million, or 30.0% of segment revenues, for the first quarter of 2017.

International Segment: International segment revenues for the first quarter of 2018 increased 20.1% to $54.9 million, compared to $45.7 million for the first quarter of 2017. On a constant currency basis, International segment revenues increased 6.8%, or $3.1 million. This increase was driven by a 10.1% increase in consumer orders, partially offset by a 3.3% decrease in average order value. International segment operating income was $7.1 million, or 12.8% of segment revenues, for the first quarter of 2018, compared to $5.5 million, or 12.1% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income increased $0.7 million, or 13.3%, for the first quarter of 2018 compared to the prior-year quarter.

Balance Sheet, Cash Flow and Financing Activities
Net cash used for operating activities was $1.0 million for the first quarter ended March 31, 2018, compared to cash provided by operating activities of $24.2 million for the prior year quarter. Free Cash Flow for the 2018 quarter was negative $7.8 million, compared to Free Cash Flow of $24.4 million generated in the first quarter ended March 31, 2017. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents were $25.6 million as of March 31, 2018 compared to $29.5 million at December 31, 2017. At March 31, 2018, the aggregate principal amount of the Company’s indebtedness outstanding under its credit agreement was $197.0 million, before reduction for deferred financing fees, compared to $192.0 million at December 31, 2017. Such indebtedness includes $135.0 million outstanding under a term loan and $62.0 million outstanding under revolving loans.
As previously announced on April 2, 2018, the Company continues to work with its lenders on financing initiatives relating to its existing credit agreement. The Company also is pursuing a refinancing of its credit agreement indebtedness, which the Company intends to complete well ahead of its maturity in September 2019.

Business Outlook
The Company reiterates its 2018 business outlook and continues to expect that its results for the full year will be near the low end of its previously communicated guidance range for consolidated revenues and Adjusted EBITDA. The previously communicated ranges were as follows:

•	Consolidated revenues of down 2% to an increase of 2% as compared to 2017

•	Consolidated Adjusted EBITDA of $52 million to $62 million

•	Capital expenditures of approximately $35 million to $40 million

In connection with the outlook provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.

The Company is not providing 2018 guidance for net income, the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, including transaction-related costs, impairments of goodwill, intangible assets and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.

Conference Call

The Company will be hosting a conference call today, May 8, 2018, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 855-327-6837 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through May 22, 2018. Participants can dial 844-512-2921 to hear the playback. The passcode is 10004682.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man logo®, which is displayed in approximately 35,000 floral shops in over 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Ink Cards™, Postagram™, Gifts.com™, and BloomThat™. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.
Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s: ability to continue as a going concern, repay or refinance indebtedness and invest in initiatives; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; impairment charges; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s most recent Annual Report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses the following non-GAAP measures: Adjusted EBITDA and Free Cash Flow as measures of certain components of financial performance. The Company’s definitions of Adjusted EBITDA and Free Cash Flow, as set forth below, may be modified from time to time.
Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization and impairment charges), tax consequences, other non-operating items, and stock-based compensation. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.
Management believes that Free Cash Flow provides a relevant measure of the Company’s financial performance and ability to generate cash in order to repay debt obligations, repurchase shares, and fund acquisitions or other business initiatives.
Management believes that presenting these non-GAAP financial measures provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its businesses.
In addition to the use of these non-GAAP measures by management for the purposes outlined above, the Company believes Adjusted EBITDA and Free Cash Flow are measures widely used by securities analysts, investors and others to evaluate the financial performance of the Company and its competitors.
Adjusted EBITDA and Free Cash Flow are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities, and Free Cash Flow does not reflect certain other expenditures, and these measures should not be considered by themselves as measures of the Company’s operating performance or cash generation capacity. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.
A further limitation associated with the use of these measures is that the terms “Adjusted EBITDA” and “Free Cash Flow” do not have standardized meanings. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures: net income/(loss), directly ahead of Adjusted EBITDA; and Cash Provided by/Used for Operations, directly ahead of Free Cash Flow, within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

The Company also presents certain results for the International segment on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. The Company’s International segment operates principally in the U.K. Management monitors sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.
Definitions
(1) Segment operating income/(loss). The Company’s chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).
(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.
(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the U.S. Consumer and International segments is tracked in their local currency, the U.S. Dollar for both the U.S. Consumer segments and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).
(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.
(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense, provision for/(benefit from) income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill, intangible assets, and other long-lived assets.
Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.
(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid or received for litigation and dispute settlement charges or gains, and cash paid for restructuring and other exit costs.
Contacts
Investor Relations:
Katie Turner
646-277-1228
ir@ftdi.com
Media Inquiries:
Amy Toosley
858-638-4648
pr@ftdi.com

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues:
U.S. Consumer segment	$223,361	$228,672
Florist segment	44,216	46,506
International segment	54,915	45,737
Intersegment eliminations	(4,322)	(4,422)
Total revenues	318,170	316,493

Operating expenses:
Cost of revenues	210,747	196,374
Sales and marketing	82,282	68,896
General and administrative	25,701	28,755
Amortization of intangible assets	1,502	3,820
Restructuring and other exit costs	—	808
Impairment of other long-lived assets	2,355	—
Total operating expenses	322,587	298,653

Operating income/(loss)	(4,417)	17,840
Interest expense, net	(2,486)	(2,273)
Other expense, net	(24)	(25)

Net income/(loss) before income taxes	(6,927)	15,542
Provision for/(benefit from) income taxes	(331)	6,519

Net income/(loss)	$(6,596)	$9,023

Earnings/(loss) per common share
Basic earnings/(loss) per share	$(0.24)	$0.32
Diluted earnings/(loss) per share	$(0.24)	$0.32

Average Shares Outstanding:
Basic	27,713	27,368
Diluted	27,713	27,435

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$25,576	$29,496
Accounts receivable, net	29,828	26,028
Inventories	27,912	25,356
Property and equipment, net	38,578	33,880
Intangible assets, net	181,888	181,965
Goodwill	279,274	277,041
Other assets	36,677	36,559
Total assets	$619,733	$610,325

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$165,235	$161,799
Debt	194,201	189,666
Deferred tax liabilities, net	31,700	30,854
Other liabilities	14,275	13,482
Total liabilities	405,411	395,801
Total equity	214,322	214,524
Total liabilities and equity	$619,733	$610,325

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income/(loss)	$(6,596)	$9,023
Adjustments to reconcile net income/(loss) to net cash provided by/(used for) operating activities:
Depreciation and amortization	4,102	9,298
Impairment of other long-lived assets	2,355	—
Stock-based compensation	2,806	2,341
Provision for doubtful accounts receivable	233	350
Amortization of deferred financing fees	343	340
Deferred taxes, net	1,383	3,152
Other, net	99	(17)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,922)	(3,941)
Inventories	(2,532)	(1,999)
Prepaid expenses and other assets	2,086	3,141
Accounts payable and accrued liabilities	141	(143)
Income taxes receivable or payable	(3,161)	1,240
Other liabilities	1,619	1,431
Net cash provided by/(used for) operating activities	(1,044)	24,216
Cash flows from investing activities:
Purchases of property and equipment	(7,059)	(3,196)
Net cash used for investing activities	(7,059)	(3,196)
Cash flows from financing activities:
Proceeds from revolving lines of credit	90,000	15,000
Payments on term debt and revolving lines of credit	(85,000)	(65,000)
Payments for debt financing fees	(808)	—
Repurchases of common stock withheld for taxes	(451)	(1,944)
Net cash provided by/(used for) financing activities	3,741	(51,944)
Effect of foreign currency exchange rate changes on cash and cash equivalents	442	366
Change in cash and cash equivalents	(3,920)	(30,558)
Cash and cash equivalents, beginning of period	29,496	81,002
Cash and cash equivalents, end of period	$25,576	$50,444

Supplemental Cash Flow Information:
Cash paid for interest	$2,239	$1,904
Cash paid for income taxes, net	622	2,032
Cash paid for restructuring and other exit costs	296	2,618
Cash paid for litigation and dispute settlement charges	—	25
Cash paid for transaction and integration costs	—	687

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Three Months Ended March 31,
	2018	2017
U.S. Consumer:
Segment revenues	$223,361	$228,672
Segment operating income/(loss) (1)	$(8,235)	$19,107
Consumer orders (2)	3,877	3,847
Average order value (3)	$56.13	$57.89

Florist:
Segment revenues	$44,216	$46,506
Segment operating income (1)	$12,266	$13,954
Average revenues per member (4)	$4,180	$4,140

International:
In USD:
Segment revenues	$54,915	$45,737
Segment operating income (1)	$7,055	$5,532
Consumer orders (2)	927	842
Average order value (3)	$48.38	$44.50
In GBP:
Segment revenues	£39,384	£36,881
Average order value (3)	£34.71	£35.90
Average currency exchange rate: GBP to USD	1.39	1.24

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET INCOME/(LOSS)
AND NET INCOME/(LOSS) TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2018	2017
Segment Operating Income/(loss) (1) :
U.S. Consumer	(8,235)	19,107
Florist	12,266	13,954
International	7,055	5,532
Unallocated expenses	(9,046)	(11,455)
Impairment of other long-lived assets	(2,355)	—
Depreciation and amortization	(4,102)	(9,298)
Operating income/(loss)	(4,417)	17,840

Interest expense, net	(2,486)	(2,273)
Other expense, net	(24)	(25)
(Provision for)/benefit from income taxes	331	(6,519)
Net income/(loss) (GAAP Basis)	$(6,596)	$9,023

Net income/(loss) (GAAP Basis)	$(6,596)	$9,023
Interest expense, net	2,486	2,273
Provision for/(benefit from) income taxes	(331)	6,519
Depreciation and amortization	4,102	9,298
Stock-based compensation	2,806	2,341
Transaction and integration costs	—	801
Litigation and dispute settlement charges	40	—
Impairment of other long-lived assets	2,355	—
Restructuring and other exit costs	—	808
Adjusted EBITDA (5)	$4,862	$31,063

RECONCILIATION OF NET CASH PROVIDED BY/(USED FOR) OPERATING ACTIVITIES
TO FREE CASH FLOW

	Three Months Ended March 31,
	2018	2017
Net cash provided by/(used for) operating activities (GAAP Basis)	$(1,044)	$24,216
Capital expenditures	(7,059)	(3,196)
Cash paid for transaction and integration costs	—	687
Cash paid for litigation and dispute settlement charges	—	25
Cash paid for restructuring and other exit costs	296	2,618
Free Cash Flow (6)	$(7,807)	$24,350